Atlanta

Southern California

Phoenix

EARNINGS RELEASE
AND
SUPPLEMENTAL INFORMATION

Seattle

Dallas

Orlando

FIRST QUARTER 2020

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 1

Earnings Press Release

Invitation Homes Reports First Quarter 2020 Results
Dallas, TX, May 6, 2020 — Invitation Homes Inc. (NYSE: INVH) ("Invitation Homes" or the "Company"), the nation's premier single-family home leasing company, today announced its first quarter 2020 financial and operating results.

First Quarter 2020 Highlights

•
Year over year, total revenues increased 3.3% to $450 million, total property operating and maintenance expenses increased 4.1% to $167 million, net income attributable to common stockholders increased 140.7% to $50 million, and net income per diluted common share increased 130.9% to $0.09.

•	Year over year, Core FFO per share increased 4.4% to $0.34, and AFFO per share increased 5.1% to $0.29.

•	Same Store NOI grew 4.0% year over year on 4.5% Same Store Core revenue growth and 5.3% Same Store Core operating expense growth.

•	Same Store average occupancy was 96.7%, up 20 bps year over year.

•	Same Store renewal rent growth of 4.3% and Same Store new lease rent growth of 1.7% drove Same Store blended rent growth of 3.4%.

COVID-19 Update
With the safety and wellbeing of its residents and associates being Invitation Homes' highest priority, the Company began taking proactive measures in March 2020 in response to the COVID-19 pandemic. These health and safety measures include:

•	Observation of social distancing and sanitary best practices throughout all operations.

•	Reliance on self-tours to show homes.

•	Deferral of non-critical service trips.

•	Implementation of financial and health care benefits to support associates who may have been exposed to COVID-19.

In addition, to act on its core values of "Genuine Care" and "Standout Citizenship," the Company began working in March to find appropriate solutions for residents experiencing financial hardship, including:

•	A voluntary moratorium on evictions.

•	The creation of payment plans, without late fees, for residents requiring flexibility to meet rental obligations over time.

The Company has also taken measures to maximize operating and financial results, further enhance its favorable liquidity position, and mitigate risk related to COVID-19. These measures, and their resulting impact to operations since the end of the first quarter of 2020, include the following:

•
Resident satisfaction survey scores have continued climbing, as the Company acted early to implement and communicate COVID-19-specific safety protocols, and continued to serve residents' needs when safe to do so.

•
Same Store average occupancy increased to a record-high 97.2% in April, up 60 basis points year over year, and up 30 basis points from March, as the Company adjusted its revenue management strategy to further prioritize occupancy. Including the impact of concessions, blended lease-over-lease rent growth was 3.2% in April.

•
The Company's rent collection rate in April was over 95% of historical average, and less than 2% of residents elected to defer a portion of their rent in April. For May, the rent collection rate improved to over 100% of the pre-COVID-19 historical average through the first five days of the month, and almost 109% of April's pace through day five.

•
As of April 30, 2020, the Company had liquidity of $1,075 million through a combination of unrestricted cash and undrawn capacity on its credit facility, no debt maturing prior to 2022, and only $19 million of commitments in its acquisition pipeline. Disposition channels have remained open, with $31 million of sales closed in April, and another $59 million under contract. Unencumbered homes increased to 51% of total homes, as of April 30, 2020.

•
In March, to further mitigate risk, the Company increased its unrestricted cash working capital balance by partially drawing on its revolving line of credit. In addition, the Company has temporarily paused placing new acquisitions under contract, but continues to monitor the housing market for the opportune time to resume acquisition activity.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 2

President & Chief Executive Officer Dallas Tanner comments: "We are very pleased with both our first quarter results and the efforts of our team in the new operating environment we have entered as a result of the COVID-19 pandemic. Our mission statement, "Together with you, we make a house a home," resonates now more than ever. We are proud to provide safe homes and genuine care that bring comfort to the lives of thousands of families in these trying times.

"The health and safety of our residents, associates, partners, and communities remains our number one priority. Since early March, our management team and COVID-19 task force have engaged in continuous discussion and implementation of efforts to support the wellbeing of our many stakeholders. Our teams have done an exceptional job adapting to challenges around them to continue caring for residents while going above and beyond to protect public health.

"The last two months have confirmed for me the strength and resiliency of our people and the platform we have built. I am confident that Invitation Homes will emerge from the pandemic on course to grow toward a bright future. In the meantime, I am very happy with how we have navigated and performed through this period of near-term uncertainty so far, and believe we are well-prepared for a variety of potential scenarios that may play out with respect to public health and the broader economy. We entered the pandemic from a position of strength. April occupancy was an all-time high, and rent collections and leasing velocity have remained healthy thus far. We operate a high-margin business, and we have over $1 billion of available liquidity, with no debt maturing until 2022 and minimal near-term investing commitments. As disciplined stewards of capital, we are committed to mitigating risk in today's environment, but will remain nimble and ready to grow when the time is right."

Financial Results

Net Income, FFO, Core FFO, and AFFO Per Share — Diluted

	Q1 2020	Q1 2019
Net income (1)	$0.09	$0.04
FFO (1)	0.31	0.26
Core FFO (2)	0.34	0.33
AFFO (2)	0.29	0.28

(1)
In accordance with GAAP and Nareit guidelines, net income per share and FFO per share are calculated as if the 3.0% Convertible Notes due July 1, 2019 (the "2019 Convertible Notes") were converted to common shares at the beginning of 2019, and as if the 3.5% Convertible Notes due January 15, 2022 (the "2022 Convertible Notes") were converted to common shares at the beginning of each relevant period in 2019 and 2020, unless such treatment is anti-dilutive to net income per share or FFO per share. See "Supplemental Schedule 1," footnote (1), for more detail on the treatment of convertible notes in each specific period presented in the table.

(2)
Core FFO and AFFO per share reflect the 2019 Convertible Notes and 2022 Convertible Notes in the form in which they were outstanding during each period. See "Supplemental Schedule 1," footnote (2), for more detail on the treatment of convertible notes in each specific period presented in the table.

Net Income
Net income per share in the first quarter of 2020 was $0.09, compared to net income per share of $0.04 in the first quarter of 2019. Total revenues and total property operating and maintenance expenses in the first quarter of 2020 were $450 million and $167 million, respectively, compared to $436 million and $160 million, respectively, in the first quarter of 2019.

Core FFO
Year over year, Core FFO per share in the first quarter of 2020 increased 4.4% to $0.34, primarily due to growth in Same Store NOI. Lower adjusted property management expenses and lower adjusted general and administrative expenses also contributed to the year over year increase in Core FFO per share.

AFFO
Year over year, AFFO per share in the first quarter of 2020 increased 5.1% to $0.29, primarily due to the increase in Core FFO per share described above.

Q2 2018 Earnings Release and Supplemental Information - page 3

Operating Results

Same Store Operating Results Snapshot

Number of homes in Same Store portfolio:	72,707

	Q1 2020	Q1 2019
Core revenue growth (year-over-year)	4.5%
Core operating expense growth (year-over-year)	5.3%
NOI growth (year-over-year)	4.0%

Average occupancy	96.7%	96.5%
Turnover rate	6.3%	6.3%

Rental rate growth (lease-over-lease):
Renewals	4.3%	5.2%
New leases	1.7%	3.7%
Blended	3.4%	4.7%

Same Store NOI
For the Same Store portfolio of 72,707 homes, first quarter 2020 Same Store NOI increased 4.0% year over year on Same Store Core revenue growth of 4.5% and Same Store Core operating expense growth of 5.3%.

Same Store Core Revenues
First quarter 2020 Same Store Core revenue growth of 4.5% year over year was driven by a 3.9% increase in average monthly rent, a 20 basis point increase in average occupancy to 96.7%, and a 13.5% increase in other property income, net of resident recoveries.

Same Store Core Operating Expenses
First quarter 2020 Same Store Core operating expenses increased 5.3% year over year, driven primarily by higher property taxes, higher repairs and maintenance expenses, and higher turnover expenses.

Investment Management Activity
In the first quarter of 2020, Invitation Homes acquired 504 homes for $154 million, including estimated renovation costs, and sold 484 homes for gross proceeds of $132 million, resulting in a total portfolio home count of 79,525 homes as of March 31, 2020.

Subsequent to quarter end, the Company closed $28 million of acquisitions in April, and has $19 million of acquisitions under contract expected to close between May and October. The Company also closed $31 million of dispositions in April, and has $59 million of dispositions under contract expected to close between May and July.

Balance Sheet and Capital Markets Activity
In the first quarter of 2020, the Company issued 1,872,066 shares of common stock in trades executed through the first week of March under its at-the-market equity agreement ("ATM Equity Program"), at an average price of $30.36 per share, for gross proceeds of $57 million. Proceeds were used primarily to acquire homes. $686 million of capacity remained under the ATM Equity Program as of March 31, 2020. The Company has not issued any shares of common stock subsequent to March 31, 2020.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 4

In addition, the Company prepaid $107 million of secured debt in the first quarter of 2020 with cash generated from operations and dispositions. The debt prepaid in the first quarter carried a weighted average interest rate of LIBOR + 190 bps.

In March 2020, the Company increased its borrowings under its revolving credit facility to $270 million, out of an abundance of caution amid the COVID-19 pandemic. $730 million of additional capacity remains available through the credit facility, and the Company has considerable cushion with respect to the facility's covenants. Total unrestricted cash increased by $205 million from year-end, while total debt increased by only $163 million in spite of the increased revolver balance, as debt drawn from the credit facility was partially offset by the aforementioned paydown of higher cost secured debt earlier in the quarter. Through a combination of unrestricted cash and undrawn capacity on its credit facility, the Company had $1,027 million in available liquidity as of March 31, 2020.

The Company has no debt reaching final maturity before 2022, and weighted average years to maturity was 4.7 years as of March 31, 2020. Total indebtedness as of March 31, 2020 was $8,680 million, consisting of $6,565 million of secured debt and $2,115 million of unsecured debt. 51% of the Company's homes were unencumbered at March 31, 2020, and net debt / TTM Adjusted EBITDAre at March 31, 2020 was 8.0x, down from 8.1x at December 31, 2019.

Dividend
As previously announced on May 1, 2020, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock. The dividend will be paid on or before May 29, 2020 to stockholders of record as of the close of business on May 13, 2020.

Full Year 2020 Guidance Update
Due to uncertainty regarding the future economic impact of the COVID-19 pandemic, the Company no longer believes it is appropriate to provide FY 2020 guidance, and is withdrawing its previously issued guidance. The Company anticipates resuming its practice of providing full year guidance when there is sufficient clarity on economic conditions.

Earnings Conference Call Information
Invitation Homes has scheduled a conference call at 11:00 a.m. Eastern Time on May 7, 2020 to discuss results for the first quarter 2020. The domestic dial-in number is 1-888-317-6003, and the international dial-in number is 1-412-317-6061. The passcode is 9085269. An audio webcast may be accessed at www.invh.com. A replay of the call will be available through June 7, 2020 and can be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using the replay passcode 10142486, or by using the link at www.invh.com.

Supplemental Information
The full text of the Earnings Release and Supplemental Information referenced in this release are available on Invitation Homes' Investor Relations website at www.invh.com.

Glossary & Reconciliations of Non-GAAP Financial and Other Operating Measures
Financial and operating measures found in the Earnings Release and Supplemental Information include certain measures used by Invitation Homes management that are measures not defined under accounting principles generally accepted in the United States ("GAAP"). These measures are defined in the Glossary in the Supplemental Information and, as applicable, reconciled to the most comparable GAAP measures.

About Invitation Homes
Invitation Homes is the nation's premier single-family home leasing company, meeting changing lifestyle demands by providing access to high-quality, updated homes with valued features such as close proximity to jobs and access to good

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 5 schools. The company's mission, "Together with you, we make a house a home," reflects its commitment to providing homes where individuals and families can thrive and high-touch service that continuously enhances residents' living experiences.

Investor Relations Contact
Greg Van Winkle

Phone: 844.456.INVH (4684)

Email: IR@InvitationHomes.com

Media Relations Contact
Kristi DesJarlais

Phone: 972.421.3587

Email: Media@InvitationHomes.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include, but are not limited to, statements related to the Company's expectations regarding the performance of the Company's business, its financial results, its liquidity and capital resources, and other non-historical statements, including without limitation the information under the heading “Full Year 2020 Guidance Update.” In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the single-family rental industry and the Company's business model, macroeconomic factors beyond the Company's control, competition in identifying and acquiring properties, competition in the leasing market for quality residents, increasing property taxes, homeowners’ association (“HOA”) and insurance costs, the Company's dependence on third parties for key services, risks related to the evaluation of properties, poor resident selection and defaults and non-renewals by the Company's residents, performance of the Company's information technology systems, risks related to the Company's indebtedness, and risks related to the potential negative impact of the outbreak of the novel coronavirus strain, known as COVID-19, on the Company’s financial condition, results of operations, cash flows, business, associates, and residents. The extent to which COVID-19 impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity, and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic, containment measures, monetary and/or fiscal policies implemented to provide support or relief to businesses and/or residents, and other government, regulatory, and/or legislative changes precipitated by the COVID-19 pandemic, among others. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Moreover, many of these factors have been heightened as a result of the ongoing and numerous adverse impacts of COVID-19. The Company believes these factors include, but are not limited to, those described under Part I. Item 1A. “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission (the "SEC"), as such factors may be updated from time to time in the Company's periodic filings with the SEC, which are accessible on the SEC’s website at http://www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company's other periodic filings. The forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 6

Consolidated Balance Sheets
($ in thousands, except shares and per share data)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets:
Investments in single-family residential properties, net	$16,216,490	$16,243,192
Cash and cash equivalents	297,060	92,258
Restricted cash	218,735	193,987
Goodwill	258,207	258,207
Other assets, net	602,853	605,266
Total assets	$17,593,345	$17,392,910

Liabilities:
Mortgage loans, net	$6,137,744	$6,238,461
Secured term loan, net	401,033	400,978
Term loan facility, net	1,494,469	1,493,747
Revolving facility	270,000	—
Convertible senior notes, net	335,559	334,299
Accounts payable and accrued expenses	180,222	186,110
Resident security deposits	150,160	147,787
Other liabilities	666,031	325,450
Total liabilities	9,635,218	9,126,832

Equity:
Stockholders' equity
Preferred stock, $0.01 par value per share, 900,000,000 shares authorized, none outstanding as of March 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value per share, 9,000,000,000 shares authorized, 543,767,445 and 541,642,725 outstanding as of March 31, 2020 and December 31, 2019, respectively	5,438	5,416
Additional paid-in capital	9,066,512	9,010,194
Accumulated deficit	(556,305)	(524,588)
Accumulated other comprehensive loss	(607,402)	(276,600)
Total stockholders' equity	7,908,243	8,214,422
Non-controlling interests	49,884	51,656
Total equity	7,958,127	8,266,078
Total liabilities and equity	$17,593,345	$17,392,910

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 7

Consolidated Statements of Operations
($ in thousands, except shares and per share amounts) (unaudited)

	Q1 2020	Q1 2019

Revenues:
Rental revenues	$414,466	$405,515
Other property income	35,323	29,985
Rental revenues and other property income	$449,789	$435,500

Expenses:
Property operating and maintenance	166,916	160,346
Property management expense	14,372	15,160
General and administrative	14,228	26,538
Interest expense	84,757	93,983
Depreciation and amortization	135,027	133,609
Impairment and other	3,127	5,392
Total expenses	418,427	435,028

Other, net	3,714	3,125
Gain on sale of property, net of tax	15,200	17,572

Net income	50,276	21,169
Net income attributable to non-controlling interests	(320)	(347)

Net income attributable to common stockholders	49,956	20,822
Net income available to participating securities	(102)	(106)

Net income available to common stockholders — basic and diluted	$49,854	$20,716

Weighted average common shares outstanding — basic	542,549,512	521,440,822
Weighted average common shares outstanding — diluted	543,904,420	521,871,494

Net income per common share — basic	$0.09	$0.04
Net income per common share — diluted	$0.09	$0.04

Dividends declared per common share	$0.15	$0.13

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 8

Supplemental Schedule 1

Reconciliation of FFO, Core FFO, and AFFO
($ in thousands, except shares and per share amounts) (unaudited)

FFO Reconciliation	Q1 2020	Q1 2019
Net income available to common stockholders	$49,854	$20,716
Net income available to participating securities	102	106
Non-controlling interests	320	347
Depreciation and amortization on real estate assets	133,914	132,520
Impairment on depreciated real estate investments	2,471	3,253
Net gain on sale of previously depreciated investments in real estate	(15,200)	(17,572)
FFO	$171,461	$139,370

Core FFO Reconciliation	Q1 2020	Q1 2019
FFO	$171,461	$139,370
Noncash interest expense	10,391	14,865
Share-based compensation expense	4,101	5,607
Offering related expenses	—	1,543
Merger and transaction-related expenses	—	2,795
Severance expense	—	6,969
Unrealized gains on investment in equity securities	(34)	—
Casualty losses, net	656	2,139
Core FFO	$186,575	$173,288

AFFO Reconciliation	Q1 2020	Q1 2019
Core FFO	$186,575	$173,288
Recurring capital expenditures	(25,988)	(25,111)
Adjusted FFO	$160,587	$148,177

Net income available to common stockholders
Weighted average common shares outstanding — diluted (1)	543,904,420	521,817,494

Net income per common share — diluted (1)	$0.09	$0.04

FFO
FFO for per share calculation(1)	$175,740	$142,173
Weighted average common shares and OP Units outstanding — diluted (1)	562,886,872	543,717,533

FFO per share — diluted (1)	$0.31	$0.26

Core FFO and Adjusted FFO
Weighted average common shares and OP Units outstanding — diluted (2)	547,786,429	531,226,791

Core FFO per share — diluted (2)	$0.34	$0.33
AFFO per share — diluted (2)	$0.29	$0.28

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 9

(1)
In accordance with GAAP and Nareit guidelines, net income per share and FFO per share are calculated as if the 2019 Convertible Notes were converted to common shares at the beginning of 2019, and as if the 2022 Convertible Notes were converted to common shares at the beginning of each relevant period in 2019 and 2020, unless such treatment is anti-dilutive to net income per share or FFO per share.

In Q1 2020, treatment of the 2022 Convertible Notes as if converted would be anti-dilutive to net income per share and dilutive to FFO per share. As such, Q1 2020 net income per share does not treat the 2022 Convertible Notes as if converted. Q1 2020 FFO per share treats the 2022 Convertible Notes as if converted, thereby adjusting FFO in the numerator to remove the interest expense associated with the 2022 Convertible Notes and adjusting shares outstanding in the denominator to include shares issuable on conversion of the 2022 Convertible Notes.

In Q1 2019, treatment of the 2019 Convertible Notes as if converted would be anti-dilutive to net income per share and dilutive to FFO per share. Treatment of the 2022 Convertible Notes as if converted would be anti-dilutive to both net income per share and FFO per share. As such, Q1 2019 net income per share treats neither the 2019 Convertible Notes nor the 2022 Convertible Notes as if converted. Q1 2019 FFO per share treats the 2019 Convertible Notes as if converted, thereby adjusting FFO in the numerator to remove the interest expense associated with the 2019 Convertible Notes and adjusting shares outstanding in the denominator to include shares issuable on conversion of the 2019 Convertible Notes, but does not treat the 2022 Convertible Notes as if converted.

(2)	Core FFO and AFFO per share reflect the 2019 Convertible Notes and 2022 Convertible Notes in the form in which they were outstanding during each period.

As such, Q1 2020 Core FFO and AFFO per share reflect the conversion of the 2019 Convertible Notes, but do not treat the 2022 Convertible Notes as if converted.

Q1 2019 Core FFO and AFFO per share treat neither the 2019 Convertible Notes nor the 2022 Convertible Notes as if converted.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 10

Supplemental Schedule 2(a)

Diluted Shares Outstanding
(unaudited)

Weighted Average Amounts for Net Income (1)	Q1 2020	Q1 2019
Common shares — basic	542,549,512	521,440,822
Shares potentially issuable from vesting/conversion of equity-based awards	1,354,908	376,672
Total common shares — diluted	543,904,420	521,817,494

Weighted average amounts for FFO (1)	Q1 2020	Q1 2019
Common shares — basic	542,549,512	521,440,822
OP units — basic	3,463,285	8,688,586
Shares potentially issuable from vesting/conversion of equity-based awards	1,773,632	1,097,383
Shares issuable from Convertible Notes	15,100,443	12,490,742
Total common shares and units — diluted	562,886,872	543,717,533

Weighted average amounts for Core and AFFO (2)	Q1 2020	Q1 2019
Common shares — basic	542,549,512	521,440,822
OP units — basic	3,463,285	8,688,586
Shares potentially issuable from vesting/conversion of equity-based awards	1,773,632	1,097,383
Total common shares and units — diluted	547,786,429	531,226,791

	March 31,
Period end amounts for Core FFO, and AFFO	2020
Common shares	543,767,445
OP units	3,463,285
Shares potentially issuable from vesting/conversion of equity-based awards	935,727
Total common shares and units — diluted	548,166,457

(1)
In accordance with GAAP and Nareit guidelines, net income per share and FFO per share are calculated as if the 2019 Convertible Notes were converted to common shares at the beginning of 2019, and as if the 2022 Convertible Notes were converted to common shares at the beginning of each relevant period in 2019 and 2020, unless such treatment is anti-dilutive to net income per share or FFO per share. See "Supplemental Schedule 1," footnote (1), for more detail on the treatment of convertible notes in each specific period presented in the table.

(2)
Core FFO and AFFO per share reflect the 2019 Convertible Notes and 2022 Convertible Notes in the form in which they were outstanding during each period. See "Supplemental Schedule 1," footnote (2), for more detail on the treatment of convertible notes in each specific period presented in the table.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 11

Supplemental Schedule 2(b)

Debt Structure and Leverage Ratios — March 31, 2020
($ in thousands) (unaudited)
Wtd Avg	Wtd Avg
Interest	Years
Debt Structure	Balance	% of Total	Rate (1)	to Maturity (2)
Secured:
Fixed (3)	$1,401,497	16.1%	4.0%	8.3
Floating — swapped to fixed	5,020,000	57.8%	3.5%	4.9
Floating	143,628	1.7%	2.4%	5.5
Total secured	6,565,125	75.6%	3.6%	5.6

Unsecured:
Fixed (Convertible)	345,000	4.0%	3.5%	1.8
Floating — swapped to fixed	1,500,000	17.3%	3.6%	1.9
Floating	270,000	3.1%	2.7%	1.9
Total unsecured	2,115,000	24.4%	3.4%	1.8

Total Debt:
Fixed + floating swapped to fixed (3)	8,266,497	95.2%	3.6%	4.8
Floating	413,628	4.8%	2.6%	3.1
Total debt	8,680,125	100.0%	3.5%	4.7
Unamortized discounts on notes payable	(11,994)
Deferred financing costs, net	(29,326)
Total Debt per Balance Sheet	8,638,805
Retained and repurchased certificates	(314,093)
Cash, ex-security deposits (4)	(365,175)
Deferred financing costs, net	29,326
Unamortized discounts on notes payable	11,994
Net debt	$8,000,857

Leverage Ratios	Mar 31, 2020
Net debt / TTM Adjusted EBITDAre	8.0	x

Unsecured Facility Covenant Compliance (5)	Mar 31, 2020	Covenant Limit
Total leverage ratio	33.5%	65.0%	(maximum)
Secured leverage ratio	24.5%	55.0%	(maximum)
Unencumbered leverage ratio	13.2%	65.0%	(maximum)
Fixed charge coverage ratio	3.6x	1.5x	(minimum)
Unencumbered fixed charge coverage ratio	7.1x	1.5x	(minimum)

(1)	Includes the impact of interest rate swaps in place and effective as of March 31, 2020.

(2)	Assumes all extension options are exercised.

(3)
For the purposes of this table, IH 2019-1, a twelve-year secured term loan reaching final maturity in 2031 that bears interest at a fixed rate for the first 11 years and a floating rate in the twelfth year, is reflected as fixed rate debt.

(4)	Represents cash and cash equivalents and the non-security deposit portion of restricted cash.

(5)	Covenant calculations are specifically defined in the Company's Revolving Credit and Term Loan Agreement, and summarized in the "Glossary and Reconciliations" section of this report.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 12

Supplemental Schedule 2(c)

Debt Maturity Schedule — March 31, 2020
($ in thousands) (unaudited)
			Revolving
	Secured	Unsecured	Credit		% of
Debt Maturities, with Extensions (1)	Debt	Debt	Facility	Balance	Total
2020	—	—	—	—	—%
2021	—	—	—	—	—%
2022	—	1,845,000	270,000	2,115,000	24.5%
2023	739,955	—	—	739,955	8.5%
2024	619,596	—	—	619,596	7.1%
2025	2,872,227	—	—	2,872,227	33.1%
2026	931,849	—	—	931,849	10.7%
2027	998,034	—	—	998,034	11.5%
Thereafter	403,464	—	—	403,464	4.6%
	6,565,125	1,845,000	270,000	8,680,125	100.0%
Unamortized discounts on notes payable	(2,553)	(9,441)	—	(11,994)
Deferred financing costs, net	(23,795)	(5,531)	—	(29,326)
Total per Balance Sheet	$6,538,777	$1,830,028	$270,000	$8,638,805

(1)	Assumes all extension options are exercised.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 13

Supplemental Schedule 2(d)

Cost to Maturity of Debt as of March 31, 2020
($ in thousands) (unaudited)

		Percentage of Weighted Average Debt Outstanding by Type				Weighted Average Cost by Instrument Type
	Weighted Average	Issued	Issued		Total	Spread to	Fixed Cost		Total Debt
	Amount of	Floating	Floating		Fixed	LIBOR	of		Including
	Debt	and	but Swapped	Issued	or Swapped	For Floating	Interest Rate	Fixed Rate	Swap
	Outstanding (1)	Not Swapped	to Fixed	Fixed	to Fixed	Rate Debt	Swaps	Debt	Impact (2)
2Q-4Q20	$8,680,125	4.8%	75.1%	20.1%	95.2%	1.4%	2.3%	3.9%	3.7%
2021	8,680,125	7.7%	72.2%	20.1%	92.3%	1.4%	2.5%	3.9%	3.8%
2022	6,758,727	1.6%	77.5%	20.9%	98.4%	1.3%	2.7%	4.0%	4.0%
2023	5,843,414	—%	76.4%	23.6%	100.0%	1.3%	2.8%	4.0%	4.1%
2024	5,787,925	—%	76.2%	23.8%	100.0%	1.3%	2.8%	4.0%	4.1%
2025	3,488,885	15.7%	44.1%	40.2%	84.3%	1.4%	3.0%	4.0%	3.9%
2026	1,424,473	1.6%	—%	98.4%	98.4%	1.4%	N/A	4.0%	4.0%
2027	840,957	—%	—%	100.0%	100.0%	N/A	N/A	3.9%	3.9%
2028	403,464	—%	—%	100.0%	100.0%	N/A	N/A	3.6%	3.6%
Thereafter(3)	403,464	—%	—%	100.0%	100.0%	N/A	N/A	3.6%	3.6%

(1)	In each period, represents March 31, 2020 debt that remains outstanding assuming all debt is held until final maturity with all extension options exercised.

(2)	Assumes March 31, 2020 LIBOR rate of 0.99% for all future periods.

(3)
For the purposes of this table, IH 2019-1, a twelve-year secured term loan reaching final maturity in 2031 that bears interest at a fixed rate for the first 11 years and a floating rate in the twelfth year, is reflected as fixed rate debt.

Note: Schedule 2(d) is presented to show the estimated overall cost of Invitation Homes' debt, based on debt and interest rate swaps in place as of March 31, 2020, as well as the rate for 30-day LIBOR as of March 31, 2020. New debt not presented in this table may be issued, and/or existing debt presented in this table may be repaid prior to maturity. Similarly, new interest rate swaps may be put in place. 30-day LIBOR may also change. The aforementioned activities may change the amount of outstanding debt, the percentage of debt floating, swapped, or fixed, and/or the weighted average cost of debt and hedging instruments from what is presented in Schedule 2(d).

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 14

Supplemental Schedule 3(a)

Summary of Operating Information by Home Portfolio
($ in thousands) (unaudited)

Number of Homes, period-end	Q1 2020	Q1 2019
Total portfolio	79,525	80,361
Same Store portfolio	72,707
Same Store % of Total	91.4%

Core Revenues	Q1 2020	Q1 2019	Change YoY
Total portfolio	$429,748	$418,954	2.6%
Same Store portfolio	402,294	385,123	4.5%

Core Operating expenses	Q1 2020	Q1 2019	Change YoY
Total portfolio	$146,875	$143,800	2.1%
Same Store portfolio	135,269	128,408	5.3%

Net Operating Income	Q1 2020	Q1 2019	Change YoY
Total portfolio	$282,873	$275,154	2.8%
Same Store portfolio	267,025	256,715	4.0%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 15

Supplemental Schedule 3(b)

Same Store Portfolio Operating Detail
($ in thousands) (unaudited)

			Change		Change
	Q1 2020	Q1 2019	YoY	Q4 2019	Seq
Revenues:
Rental revenues	$388,447	$372,919	4.2%	$383,351	1.3%
Other property income (1)	32,623	27,292	19.5%	31,308	4.2%
Total revenues	421,070	400,211	5.2%	414,659	1.5%
Less: Resident recoveries (1)	(18,776)	(15,088)	24.4%	(17,288)	8.6%
Core revenues	402,294	385,123	4.5%	397,371	1.2%

Fixed Expenses:
Property taxes	69,603	66,319	5.0%	69,483	0.2%
Insurance expenses	7,927	7,515	5.5%	7,991	(0.8)%
HOA expenses, net	8,251	8,496	(2.9)%	8,056	2.4%

Controllable Expenses:
Repairs and maintenance (2)	20,199	17,024	18.7%	20,528	(1.6)%
Personnel	15,139	16,236	(6.8)%	14,608	3.6%
Turnover (2)	10,008	8,397	19.2%	10,121	(1.1)%
Utilities (1)	17,597	14,496	21.4%	17,573	0.1%
Leasing and marketing (3)	2,858	2,690	6.2%	2,904	(1.6)%
Property administrative	2,463	2,323	6.0%	2,277	8.2%
Property operating and maintenance expenses	154,045	143,496	7.4%	153,541	0.3%
Less: Resident recoveries (1)	(18,776)	(15,088)	24.4%	(17,288)	8.6%
Core operating expenses	135,269	128,408	5.3%	136,253	(0.7)%

Net Operating Income	$267,025	$256,715	4.0%	$261,118	2.3%

(1)
The year-over-year increases in other property income, utilities, and resident recoveries are primarily attributable to an ongoing transition in utility billing policy. Residents continue to be responsible for costs associated with their water, sewer, and waste removal services, but providers of these services now invoice Invitation Homes rather than the resident for payment. Invitation Homes pays the utility provider, and subsequently bills the resident for reimbursement, resulting in materially higher utility expense that is offset by materially higher resident recoveries.

(2)	See "Supplemental Schedule 6" for additional detail related to the Company's cost to maintain, which includes both the expensed and capitalized portions of repairs & maintenance and turnover spend.

(3)	Same Store leasing and marketing expense includes amortization of leasing commissions of $2,600, $2,428, and $2,645 for Q1 2020, Q1 2019, and Q4 2019, respectively.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 16

Supplemental Schedule 3(c)

Same Store Quarterly Operating Trends
(unaudited)

	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019

Average occupancy	96.7%	96.0%	96.0%	96.5%	96.5%
Turnover rate	6.3%	6.3%	8.7%	8.2%	6.3%
Trailing four quarters turnover rate	29.5%	29.5%	N/A	N/A	N/A
Average monthly rent	$1,851	$1,838	$1,823	$1,802	$1,782
Rental rate growth (lease-over-lease):
Renewals	4.3%	4.5%	4.7%	5.3%	5.2%
New leases	1.7%	1.3%	4.2%	5.2%	3.7%
Blended	3.4%	3.2%	4.6%	5.3%	4.7%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 17

Supplemental Schedule 4

Portfolio Characteristics — As of and for the Quarter Ended March 31, 2020 (1)
(unaudited)
				Average
	Number of	Average	Average	Monthly	Percent of
	Homes	Occupancy	Monthly Rent	Rent PSF	Revenue
Western United States:
Southern California	8,029	96.1%	$2,482	$1.46	13.5%
Northern California	4,339	95.4%	2,164	1.40	6.6%
Seattle	3,552	92.7%	2,272	1.19	5.5%
Phoenix	7,843	93.9%	1,424	0.87	7.7%
Las Vegas	3,006	93.8%	1,663	0.84	3.4%
Denver	2,305	90.3%	2,054	1.14	3.2%
Western US Subtotal	29,074	94.3%	2,009	1.17	39.9%

Florida:
South Florida	8,518	95.2%	2,209	1.19	12.8%
Tampa	8,127	95.2%	1,698	0.91	9.5%
Orlando	6,131	93.8%	1,695	0.91	7.0%
Jacksonville	1,861	96.0%	1,704	0.86	2.2%
Florida Subtotal	24,637	94.9%	1,876	1.00	31.5%

Southeast United States:
Atlanta	12,521	94.5%	1,539	0.75	13.0%
Carolinas	4,719	94.5%	1,608	0.75	5.1%
Southeast US Subtotal	17,240	94.5%	1,558	0.75	18.1%

Texas:
Houston	2,214	93.8%	1,571	0.81	2.4%
Dallas	2,375	89.4%	1,820	0.86	2.8%
Texas Subtotal	4,589	91.5%	1,695	0.84	5.2%

Midwest United States:
Chicago	2,770	93.8%	2,000	1.23	3.7%
Minneapolis	1,135	95.2%	1,913	0.97	1.5%
Midwest US Subtotal	3,905	94.2%	1,975	1.14	5.2%

Announced Market-in-Exit:
Nashville (2)	80	90.0%	2,121	0.82	0.1%

Total / Average	79,525	94.4%	$1,851	$0.99	100.0%
Same Store Total / Average	72,707	96.7%	$1,851	$0.99	93.6%

(1)	All data is for the total portfolio, unless otherwise noted.

(2)
In December 2019, Invitation Homes announced a plan to fully exit the Nashville market, and sold 708 homes in Nashville in a bulk transaction. The Company is pursuing the sale of the remaining 80 homes in the market as of March 31, 2020.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 18

Supplemental Schedule 5(a)

Same Store Core Revenue Growth Summary — YoY Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenue
YoY, Q1 2020	# Homes	Q1 2020	Q1 2019	Change	Q1 2020	Q1 2019	Change	Q1 2020	Q1 2019	Change
Western United States:
Southern California	7,712	$2,488	$2,365	5.2%	97.0%	96.9%	0.1%	$56,701	$53,635	5.7%
Northern California	3,878	2,155	2,030	6.2%	97.6%	97.4%	0.2%	25,029	23,504	6.5%
Seattle	3,151	2,270	2,146	5.8%	96.7%	96.9%	(0.2)%	21,334	20,181	5.7%
Phoenix	6,982	1,413	1,324	6.7%	97.4%	97.2%	0.2%	30,339	28,267	7.3%
Las Vegas	2,459	1,656	1,569	5.5%	97.6%	97.2%	0.4%	12,350	11,600	6.5%
Denver	1,859	2,024	1,943	4.2%	97.3%	96.3%	1.0%	11,409	10,801	5.6%
Western US Subtotal	26,041	2,011	1,904	5.6%	97.3%	97.0%	0.3%	157,162	147,988	6.2%

Florida:
South Florida	7,996	2,224	2,186	1.7%	96.3%	95.7%	0.6%	52,619	51,235	2.7%
Tampa	7,751	1,700	1,653	2.8%	96.3%	96.0%	0.3%	39,622	38,222	3.7%
Orlando	5,508	1,681	1,619	3.8%	96.6%	96.7%	(0.1)%	27,955	26,871	4.0%
Jacksonville	1,839	1,705	1,647	3.5%	96.5%	95.8%	0.7%	9,447	9,065	4.2%
Florida Subtotal	23,094	1,877	1,828	2.7%	96.4%	96.1%	0.3%	129,643	125,393	3.4%

Southeast United States:
Atlanta	11,469	1,537	1,486	3.4%	96.1%	96.2%	(0.1)%	52,302	50,418	3.7%
Carolinas	4,479	1,608	1,563	2.9%	96.7%	96.3%	0.4%	21,656	20,862	3.8%
Southeast US Subtotal	15,948	1,557	1,508	3.2%	96.3%	96.2%	0.1%	73,958	71,280	3.8%

Texas:
Houston	1,910	1,572	1,545	1.7%	96.0%	96.4%	(0.4)%	8,926	8,799	1.4%
Dallas	1,968	1,822	1,771	2.9%	95.6%	96.1%	(0.5)%	10,697	10,346	3.4%
Texas Subtotal	3,878	1,699	1,659	2.4%	95.8%	96.2%	(0.4)%	19,623	19,145	2.5%

Midwest United States:
Chicago	2,616	2,010	1,976	1.7%	97.0%	96.4%	0.6%	15,519	15,070	3.0%
Minneapolis	1,130	1,914	1,859	3.0%	95.8%	96.5%	(0.7)%	6,389	6,247	2.3%
Midwest US Subtotal	3,746	1,981	1,941	2.1%	96.6%	96.4%	0.2%	21,908	21,317	2.8%

Same Store Total / Average	72,707	$1,851	$1,782	3.9%	96.7%	96.5%	0.2%	$402,294	$385,123	4.5%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 19

Supplemental Schedule 5(a) (Continued)

Same Store Core Revenue Growth Summary — Sequential Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenue
Seq, Q1 2020	# Homes	Q1 2020	Q4 2019	Change	Q1 2020	Q4 2019	Change	Q1 2020	Q4 2019	Change
Western United States:
Southern California	7,712	$2,488	$2,469	0.8%	97.0%	96.1%	0.9%	$56,701	$55,868	1.5%
Northern California	3,878	2,155	2,135	0.9%	97.6%	96.8%	0.8%	25,029	24,616	1.7%
Seattle	3,151	2,270	2,248	1.0%	96.7%	95.6%	1.1%	21,334	20,909	2.0%
Phoenix	6,982	1,413	1,392	1.5%	97.4%	97.0%	0.4%	30,339	29,796	1.8%
Las Vegas	2,459	1,656	1,640	1.0%	97.6%	96.2%	1.4%	12,350	12,060	2.4%
Denver	1,859	2,024	2,014	0.5%	97.3%	96.0%	1.3%	11,409	11,240	1.5%
Western US Subtotal	26,041	2,011	1,991	1.0%	97.3%	96.4%	0.9%	157,162	154,489	1.7%

Florida:
South Florida	7,996	2,224	2,219	0.2%	96.3%	95.5%	0.8%	52,619	52,096	1.0%
Tampa	7,751	1,700	1,693	0.4%	96.3%	96.0%	0.3%	39,622	39,283	0.9%
Orlando	5,508	1,681	1,674	0.4%	96.6%	95.6%	1.0%	27,955	27,542	1.5%
Jacksonville	1,839	1,705	1,696	0.5%	96.5%	95.8%	0.7%	9,447	9,381	0.7%
Florida Subtotal	23,094	1,877	1,871	0.3%	96.4%	95.7%	0.7%	129,643	128,302	1.0%

Southeast United States:
Atlanta	11,469	1,537	1,521	1.1%	96.1%	95.9%	0.2%	52,302	51,867	0.8%
Carolinas	4,479	1,608	1,604	0.2%	96.7%	96.2%	0.5%	21,656	21,525	0.6%
Southeast US Subtotal	15,948	1,557	1,544	0.8%	96.3%	96.0%	0.3%	73,958	73,392	0.8%

Texas:
Houston	1,910	1,572	1,566	0.4%	96.0%	95.4%	0.6%	8,926	8,905	0.2%
Dallas	1,968	1,822	1,811	0.6%	95.6%	95.2%	0.4%	10,697	10,587	1.0%
Texas Subtotal	3,878	1,699	1,691	0.5%	95.8%	95.3%	0.5%	19,623	19,492	0.7%

Midwest United States:
Chicago	2,616	2,010	2,008	0.1%	97.0%	96.6%	0.4%	15,519	15,351	1.1%
Minneapolis	1,130	1,914	1,903	0.6%	95.8%	95.9%	(0.1)%	6,389	6,345	0.7%
Midwest US Subtotal	3,746	1,981	1,976	0.3%	96.6%	96.4%	0.2%	21,908	21,696	1.0%

Same Store Total / Average	72,707	$1,851	$1,838	0.7%	96.7%	96.0%	0.7%	$402,294	$397,371	1.2%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 20

Supplemental Schedule 5(b)

Same Store NOI Growth and Margin Summary — YoY Quarter
($ in thousands) (unaudited)

	Core Revenue			Core Operating Expenses			Net Operating Income			Core NOI Margin
YoY, Q1 2020	Q1 2020	Q1 2019	Change	Q1 2020	Q1 2019	Change	Q1 2020	Q1 2019	Change	Q1 2020	Q1 2019
Western United States:
Southern California	$56,701	$53,635	5.7%	$17,720	$17,044	4.0%	$38,981	$36,591	6.5%	68.7%	68.2%
Northern California	25,029	23,504	6.5%	7,243	6,788	6.7%	17,786	16,716	6.4%	71.1%	71.1%
Seattle	21,334	20,181	5.7%	5,683	5,409	5.1%	15,651	14,772	6.0%	73.4%	73.2%
Phoenix	30,339	28,267	7.3%	7,637	7,316	4.4%	22,702	20,951	8.4%	74.8%	74.1%
Las Vegas	12,350	11,600	6.5%	2,864	2,877	(0.5)%	9,486	8,723	8.7%	76.8%	75.2%
Denver	11,409	10,801	5.6%	2,149	2,371	(9.4)%	9,260	8,430	9.8%	81.2%	78.0%
Western US Subtotal	157,162	147,988	6.2%	43,296	41,805	3.6%	113,866	106,183	7.2%	72.5%	71.8%

Florida:
South Florida	52,619	51,235	2.7%	22,444	21,082	6.5%	30,175	30,153	0.1%	57.3%	58.9%
Tampa	39,622	38,222	3.7%	15,197	14,468	5.0%	24,425	23,754	2.8%	61.6%	62.1%
Orlando	27,955	26,871	4.0%	10,043	9,401	6.8%	17,912	17,470	2.5%	64.1%	65.0%
Jacksonville	9,447	9,065	4.2%	3,378	3,310	2.1%	6,069	5,755	5.5%	64.2%	63.5%
Florida Subtotal	129,643	125,393	3.4%	51,062	48,261	5.8%	78,581	77,132	1.9%	60.6%	61.5%

Southeast United States:
Atlanta	52,302	50,418	3.7%	17,130	15,987	7.1%	35,172	34,431	2.2%	67.2%	68.3%
Carolinas	21,656	20,862	3.8%	6,226	5,934	4.9%	15,430	14,928	3.4%	71.3%	71.6%
Southeast US Subtotal	73,958	71,280	3.8%	23,356	21,921	6.5%	50,602	49,359	2.5%	68.4%	69.2%

Texas:
Houston	8,926	8,799	1.4%	4,088	3,885	5.2%	4,838	4,914	(1.5)%	54.2%	55.8%
Dallas	10,697	10,346	3.4%	4,335	4,147	4.5%	6,362	6,199	2.6%	59.5%	59.9%
Texas Subtotal	19,623	19,145	2.5%	8,423	8,032	4.9%	11,200	11,113	0.8%	57.1%	58.0%

Midwest United States:
Chicago	15,519	15,070	3.0%	7,039	6,425	9.6%	8,480	8,645	(1.9)%	54.6%	57.4%
Minneapolis	6,389	6,247	2.3%	2,093	1,964	6.6%	4,296	4,283	0.3%	67.2%	68.6%
Midwest US Subtotal	21,908	21,317	2.8%	9,132	8,389	8.9%	12,776	12,928	(1.2)%	58.3%	60.6%

Same Store Total / Average	$402,294	$385,123	4.5%	$135,269	$128,408	5.3%	$267,025	$256,715	4.0%	66.4%	66.7%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 21

Supplemental Schedule 5(b) (Continued)

Same Store NOI Growth and Margin Summary — Sequential Quarter
($ in thousands) (unaudited)

	Core Revenue			Core Operating Expenses			Net Operating Income			Core NOI Margin
Seq, Q1 2020	Q1 2020	Q4 2019	Change	Q1 2020	Q4 2019	Change	Q1 2020	Q4 2019	Change	Q1 2020	Q4 2019
Western United States:
Southern California	$56,701	$55,868	1.5%	$17,720	$17,675	0.3%	$38,981	$38,193	2.1%	68.7%	68.4%
Northern California	25,029	24,616	1.7%	7,243	7,234	0.1%	17,786	17,382	2.3%	71.1%	70.6%
Seattle	21,334	20,909	2.0%	5,683	5,696	(0.2)%	15,651	15,213	2.9%	73.4%	72.8%
Phoenix	30,339	29,796	1.8%	7,637	7,435	2.7%	22,702	22,361	1.5%	74.8%	75.0%
Las Vegas	12,350	12,060	2.4%	2,864	2,947	(2.8)%	9,486	9,113	4.1%	76.8%	75.6%
Denver	11,409	11,240	1.5%	2,149	2,296	(6.4)%	9,260	8,944	3.5%	81.2%	79.6%
Western US Subtotal	157,162	154,489	1.7%	43,296	43,283	—%	113,866	111,206	2.4%	72.5%	72.0%

Florida:
South Florida	52,619	52,096	1.0%	22,444	22,340	0.5%	30,175	29,756	1.4%	57.3%	57.1%
Tampa	39,622	39,283	0.9%	15,197	14,910	1.9%	24,425	24,373	0.2%	61.6%	62.0%
Orlando	27,955	27,542	1.5%	10,043	10,238	(1.9)%	17,912	17,304	3.5%	64.1%	62.8%
Jacksonville	9,447	9,381	0.7%	3,378	3,273	3.2%	6,069	6,108	(0.6)%	64.2%	65.1%
Florida Subtotal	129,643	128,302	1.0%	51,062	50,761	0.6%	78,581	77,541	1.3%	60.6%	60.4%

Southeast United States:
Atlanta	52,302	51,867	0.8%	17,130	17,661	(3.0)%	35,172	34,206	2.8%	67.2%	65.9%
Carolinas	21,656	21,525	0.6%	6,226	6,220	0.1%	15,430	15,305	0.8%	71.3%	71.1%
Southeast US Subtotal	73,958	73,392	0.8%	23,356	23,881	(2.2)%	50,602	49,511	2.2%	68.4%	67.5%

Texas:
Houston	8,926	8,905	0.2%	4,088	4,209	(2.9)%	4,838	4,696	3.0%	54.2%	52.7%
Dallas	10,697	10,587	1.0%	4,335	4,613	(6.0)%	6,362	5,974	6.5%	59.5%	56.4%
Texas Subtotal	19,623	19,492	0.7%	8,423	8,822	(4.5)%	11,200	10,670	5.0%	57.1%	54.7%

Midwest United States:
Chicago	15,519	15,351	1.1%	7,039	7,361	(4.4)%	8,480	7,990	6.1%	54.6%	52.0%
Minneapolis	6,389	6,345	0.7%	2,093	2,145	(2.4)%	4,296	4,200	2.3%	67.2%	66.2%
Midwest US Subtotal	21,908	21,696	1.0%	9,132	9,506	(3.9)%	12,776	12,190	4.8%	58.3%	56.2%

Same Store Total / Average	$402,294	$397,371	1.2%	$135,269	$136,253	(0.7)%	$267,025	$261,118	2.3%	66.4%	65.7%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 22

Supplemental Schedule 5(c)

Same Store Lease-Over-Lease Rent Growth
(unaudited)

	Rental Rate Growth
	Q1 2020
	Renewal	New	Blended
	Leases	Leases	Average
Western United States:
Southern California	5.5%	2.7%	4.6%
Northern California	6.4%	6.3%	6.4%
Seattle	6.9%	4.0%	5.8%
Phoenix	5.6%	8.1%	6.4%
Las Vegas	6.5%	3.0%	5.4%
Denver	4.8%	2.1%	3.9%
Western US Subtotal	5.9%	4.6%	5.4%

Florida:
South Florida	2.6%	(2.0)%	1.2%
Tampa	3.5%	(0.1)%	2.1%
Orlando	3.4%	1.8%	2.8%
Jacksonville	3.4%	1.3%	2.6%
Florida Subtotal	3.1%	(0.3)%	1.9%

Southeast United States:
Atlanta	4.2%	1.6%	3.4%
Carolinas	3.4%	0.1%	2.3%
Southeast US Subtotal	4.0%	1.2%	3.1%

Texas:
Houston	3.3%	(1.2)%	2.2%
Dallas	4.1%	(0.1)%	2.6%
Texas Subtotal	3.7%	(0.5)%	2.4%

Midwest United States:
Chicago	2.5%	(1.3)%	1.7%
Minneapolis	4.3%	—%	2.8%
Midwest US Subtotal	2.9%	(0.8)%	2.0%

Same Store Total / Average	4.3%	1.7%	3.4%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 23

Supplemental Schedule 6

Same Store Cost to Maintain
($ in thousands, except per home amounts) (unaudited)

Total ($ 000)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Recurring operating expenses (gross):
R&M OpEx	$20,199	$20,528	$25,329	$20,078	$17,024
Turn OpEx	10,008	10,121	13,683	12,030	8,397
Total recurring operating expense (gross)	30,207	30,649	39,012	32,108	25,421
R&M + Turn recoveries	(3,047)	(2,600)	(3,286)	(4,048)	(3,004)
Total recurring operating expenses (net)	$27,160	$28,049	$35,726	$28,060	$22,417

Recurring capital expenditures:
R&M CapEx	$18,596	$17,461	$24,655	$20,803	$17,325
Turn CapEx	6,057	6,340	9,482	7,589	5,253
Total recurring capital expenditures	$24,653	$23,801	$34,137	$28,392	$22,578

Cost to maintain (gross):
R&M OpEx + CapEx (1)	$38,795	$37,989	$49,984	$40,881	$34,349
Turn OpEx + CapEx (2)	16,065	16,461	23,165	19,619	13,650
Total cost to maintain (gross)	54,860	54,450	73,149	60,500	47,999
R&M + Turn recoveries	(3,047)	(2,600)	(3,286)	(4,048)	(3,004)
Total cost to maintain (net)	$51,813	$51,850	$69,863	$56,452	$44,995

Per Home ($)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Total cost to maintain (gross)	$755	$749	$1,006	$832	$660
R&M + Turn recoveries	(42)	(36)	(45)	(56)	(41)
Total cost to maintain (net)	$713	$713	$961	$776	$619

(1)
The Company completed its process of streamlining HOA management practices in 2019, and subsequently turned in Q1 2020 to performing repairs and maintenance ("R&M") to address a backlog of HOA violations that were received prior to the Company's streamlining initiatives. Primarily due to R&M performed in Q1 2020 to address HOA violations from prior periods, Same Store R&M spend attributable to violations increased from Q1 2019 to Q1 2020 by approximately $1,900. As a result of the completed streamlining initiatives, the Company believes it is now better-positioned to identify and address HOA violations in a timely manner.

(2)	Approximately two-thirds of the year-over-year increase in turn spend was attributable to higher volume of completed turns, due primarily to improvement in the average time taken to complete turns.

Total Portfolio Capital Expenditure Detail
($ in thousands) (unaudited)

Total ($ 000)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Recurring CapEx	$25,988	$25,425	$36,653	$31,799	$25,111
Value Enhancing CapEx	10,165	13,358	12,256	8,519	3,104
Initial Renovation CapEx	30,149	30,078	15,804	9,932	7,816
Disposition CapEx	3,706	3,129	2,165	5,062	1,994
Total Capital Expenditures	$70,008	$71,990	$66,878	$55,312	$38,025

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 24

Supplemental Schedule 7

Adjusted Property Management and G&A Reconciliation
($ in thousands) (unaudited)

Adjusted Property Management Expense	Q1 2020	Q1 2019
Property management expense (GAAP)	$14,372	$15,160
Adjustments:
Share-based compensation expense (1)	(833)	(687)
Adjusted property management expense	$13,539	$14,473

Adjusted G&A Expense	Q1 2020	Q1 2019
G&A expense (GAAP)	$14,228	$26,538
Adjustments:
Share-based compensation expense (2)	(3,268)	(4,920)
Merger and transaction-related expenses	—	(2,795)
Severance expense	—	(6,969)
Adjusted G&A expense	$10,960	$11,854

(1)	For Q1 2019, includes $136 related to IPO and pre-IPO grants.

(2)	For Q1 2019, includes $360 related to IPO and pre-IPO grants and $2,001 related to merger grants.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 25

Supplemental Schedule 8

Acquisitions and Dispositions — Q1 2020
(unaudited)

	12/31/2019	Q1 2020 Acquisitions (1)		Q1 2020 Dispositions (2)		3/31/2020
	Homes	Homes	Avg. Estimated	Homes	Average	Homes
	Owned	Acq.	Cost Basis	Sold	Sales Price	Owned
Western United States:
Southern California	8,071	3	$668,582	45	$403,406	8,029
Northern California	4,390	1	399,685	52	336,692	4,339
Seattle	3,531	34	430,664	13	434,727	3,552
Phoenix	7,741	127	315,272	25	211,888	7,843
Las Vegas	2,998	19	331,772	11	309,545	3,006
Denver	2,314	16	433,075	25	272,780	2,305
Western US Subtotal	29,045	200	351,602	171	332,365	29,074

Florida:
South Florida	8,567	4	251,715	53	293,623	8,518
Tampa	8,121	55	270,828	49	217,310	8,127
Orlando	6,082	80	304,939	31	249,577	6,131
Jacksonville	1,865	—	—	4	190,050	1,861
Florida Subtotal	24,635	139	289,910	137	253,338	24,637

Southeast United States:
Atlanta	12,494	59	258,401	32	180,470	12,521
Carolinas	4,702	42	274,026	25	268,088	4,719
Southeast US Subtotal	17,196	101	264,899	57	218,899	17,240

Texas:
Houston	2,229	—	—	15	181,105	2,214
Dallas	2,323	64	260,370	12	226,663	2,375
Texas: Subtotal	4,552	64	260,370	27	201,353	4,589

Midwest United States:
Chicago	2,848	—	—	78	227,294	2,770
Minneapolis	1,142	—	—	7	341,657	1,135
Midwest US Subtotal	3,990	—	—	85	236,712	3,905

Announced Market-in-Exit:
Nashville (3)	87	—	—	7	353,379	80

Total / Average	79,505	504	$305,628	484	$272,830	79,525

(1)
Estimated stabilized cap rates on acquisitions during the quarter averaged 5.4%. Stabilized cap rate represents forecast nominal NOI for the 12 months following stabilization, divided by estimated cost basis.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 26

(2)	Cap rates on dispositions during the quarter averaged 1.7%. Disposition cap rate represents actual NOI recognized in the 12 months prior to the month of disposition, divided by sales price.

(3)
In December 2019, Invitation Homes announced a plan to fully exit the Nashville market, and sold 708 homes in Nashville in a bulk transaction. The Company is pursuing the sale of the remaining 80 homes in the market as of March 31, 2020.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 27

Glossary and Reconciliations

Glossary:
Average Estimated Cost Basis
Average estimated cost basis on acquisition represents the sum of purchase price, any closing adjustments, and estimated initial renovation expenditure for an acquired home or population of homes.

Average Monthly Rent
Average monthly rent represents average monthly rental income per home for occupied properties in an identified population of homes over the measurement period, and reflects the impact of non-service rental concessions and contractual rent increases amortized over the life of the lease.

Average Occupancy
Average occupancy for an identified population of homes represents (i) the total number of days that the homes in such population were occupied during the measurement period, divided by (ii) the total number of days that the homes in such population were owned during the measurement period.

Core NOI Margin
Core NOI margin for an identified population of homes is calculated by dividing NOI by Core revenues attributable to such population.

Core Operating Expenses
Core operating expenses for an identified population of homes reflect property operating and maintenance expenses, excluding any expenses recovered from residents.

Core Revenues
Core revenues for an identified population of homes reflects total revenues, net of any resident recoveries.

Cost to Maintain
Cost to maintain a home represents the sum of the expensed and capitalized portions of recurring repairs & maintenance and turn spend (gross or net of resident reimbursements, as indicated in tables presented), not including the internal labor associated with such work.

Disposition CapEx
Disposition CapEx represents expenditures related to the preparation of a home for disposition after the prior tenant has moved out of the home.

EBITDA, EBITDAre, and Adjusted EBITDAre
EBITDA, EBITDAre, and Adjusted EBITDAre are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. We define EBITDA as net income or loss computed in accordance with accounting principles generally accepted in the United States (“GAAP”) before the following items: interest expense; income tax expense; and depreciation and amortization. National Association of Real Estate Investment Trusts ("Nareit") recommends as a best practice that REITs that report an EBITDA performance measure also report EBITDAre. We define EBITDAre, consistent with the Nareit definition, as EBITDA, further adjusted for gain on sale of property, net of tax and impairment on depreciated real estate investments. Adjusted EBITDAre is defined as EBITDAre before the following items: share-based compensation expense; merger and transaction-related expenses; severance; casualty losses, net; and other income and expenses. EBITDA, EBITDAre, and Adjusted EBITDAre are used as supplemental financial performance measures by management and by external users of our financial statements, such as investors and commercial banks. Set forth below is additional detail on how management uses EBITDA, EBITDAre, and Adjusted EBITDAre as measures of performance.

The GAAP measure most directly comparable to EBITDA, EBITDAre, and Adjusted EBITDAre is net income or loss. EBITDA, EBITDAre, and Adjusted EBITDAre are not used as measures of our liquidity and should not be considered alternatives to net income

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 28 or loss or any other measure of financial performance presented in accordance with GAAP. Our EBITDA, EBITDAre, and Adjusted EBITDAre may not be comparable to the EBITDA, EBITDAre, and Adjusted EBITDAre of other companies due to the fact that not all companies use the same definitions of EBITDA, EBITDAre, and Adjusted EBITDAre. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies. See "Reconciliation of Non-GAAP Measures" below for a reconciliation of GAAP net income to EBITDA, EBITDAre, and Adjusted EBITDAre.

Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO)
FFO, Core FFO, and Adjusted FFO are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. FFO is defined by Nareit as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, and adjustments for unconsolidated partnerships and joint ventures. In calculating per share amounts, Core FFO and AFFO reflect convertible debt securities in the form in which they were outstanding during the period.

We believe that FFO is a meaningful supplemental measure of the operating performance of our business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure as it excludes historical cost depreciation and amortization, impairment on depreciated real estate investments, gains or losses related to sales of previously depreciated homes, as well non-controlling interests, from GAAP net income or loss.

The GAAP measure most directly comparable to Core FFO and Adjusted FFO is net income or loss. Core FFO and Adjusted FFO are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our Core FFO and Adjusted FFO may not be comparable to the Core FFO and Adjusted FFO of other companies due to the fact that not all companies use the same definition of Core FFO and Adjusted FFO. Accordingly, there can be no assurance that our basis for computing this non-GAAP measures is comparable with that of other companies. See Supplemental Schedule 1 for a reconciliation of GAAP net income to FFO, Core FFO, and Adjusted FFO.

Initial Renovation CapEx
Initial renovation CapEx represents expenditures related to the first post-acquisition renovation of a home to bring the home to Invitation Homes standards and specifications.

Net Operating Income (NOI)
NOI is a non-GAAP measure often used to evaluate the performance of real estate companies. We define NOI for an identified population of homes as rental revenues and other property income less property operating and maintenance expense (which consists primarily of property taxes, insurance, HOA fees (when applicable), market-level personnel expenses, repairs and maintenance, leasing costs, and marketing expense). NOI excludes: interest expense; depreciation and amortization; property management expense; general and administrative expense; impairment and other; gain on sale of property, net of tax; and other income and expenses.

The GAAP measure most directly comparable to NOI is net income or loss. NOI is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our NOI may not be comparable to the NOI of other companies due to the fact that not all companies use the same definition of NOI. Accordingly, there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other companies.

We believe that Same Store NOI is also a meaningful supplemental measure of our operating performance for the same reasons as NOI and is further helpful to investors as it provides a more consistent measurement of our performance across reporting periods by reflecting NOI for homes in our Same Store portfolio.

See "Reconciliation of Non-GAAP Measures" below for a reconciliation of GAAP net income to NOI for our total portfolio and NOI for our Same Store portfolio.

PSF

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 29

PSF means per square foot.

Recurring Capital Expenditures or Recurring CapEx
Recurring Capital Expenditures or Recurring CapEx represents general replacements and expenditures required to preserve and maintain the value and functionality of a home and its systems as a single-family rental.

Rental Rate Growth
Rental rate growth for any home represents the percentage difference between the monthly rent from an expiring lease and the monthly rent from the next lease, and, in each case, reflects the impact of any amortized non-service rent concessions and amortized contractual rent increases. Leases are either renewal leases, where our current resident chooses to stay for a subsequent lease term, or a new lease, where our previous resident moves out and a new resident signs a lease to occupy the same home.

Same Store / Same Store Portfolio
Same Store or Same Store portfolio includes, for a given reporting period, homes that have been stabilized and seasoned, excluding homes that have been sold, homes that have been identified for sale to an owner occupant and have become vacant, homes that have been deemed inoperable or significantly impaired by casualty loss events or force majeure, homes acquired in portfolio transactions that are deemed not to have undergone renovations of sufficiently similar quality and characteristics as the existing Invitation Homes Same Store portfolio, and homes in markets that the Company has announced an intent to exit where the Company no longer operates a significant number of homes.

Homes are considered stabilized if they have (i) completed an initial renovation and (ii) entered into at least one post-initial renovation lease. An acquired portfolio that is both leased and deemed to be of sufficiently similar quality and characteristics as the existing Invitation Homes Same Store portfolio may be considered stabilized at the time of acquisition.

Homes are considered to be seasoned once they have been stabilized for at least 15 months prior to January 1st of the year in which the Same Store portfolio was established.

We believe presenting information about the portion of our portfolio that has been fully operational for the entirety of a given reporting period and its prior year comparison period provides investors with meaningful information about the performance of our comparable homes across periods and about trends in our organic business.

Total Homes / Total Portfolio
Total homes or total portfolio refers to the total number of homes owned, whether or not stabilized, and excludes any properties previously acquired in purchases that have been subsequently rescinded or vacated.

Turnover Rate
Turnover rate represents the number of instances that homes in an identified population become unoccupied in a given period, divided by the number of homes in such population.

Unsecured Facility Covenants
Unsecured facility covenants refer to financial and operating requirements that the Company must meet with respect to its $1,000 million revolving credit facility (the "Revolving Facility") and its $1,500 million term loan facility (the "Term Loan Facility") (together, the "Credit Facility"), as set forth in the Company's Revolving Credit and Term Loan Agreement dated February 6, 2017 (the "Unsecured Credit Agreement"). The metrics provided under the "Unsecured Facility Covenant Compliance" heading on Supplemental Schedule 2(b) show the Company's compliance with certain covenants that the Company believes are its most restrictive financial covenants, including: total leverage ratio, secured leverage ratio, unencumbered leverage ratio, fixed charge coverage ratio, and unencumbered fixed charge coverage ratio.

Total leverage ratio represents (i) total debt (excluding any intercompany debt) less (ii) restricted and unrestricted cash, divided by (iii) the total value of operating real estate assets as determined by indexed broker price opinions.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 30

Secured leverage ratio represents (i) total secured debt (excluding any intercompany debt) less (ii) restricted and unrestricted cash, divided by (iii) the total value of operating real estate assets as determined by indexed broker price opinions.

Unencumbered leverage ratio represents (i) total unsecured debt less (ii) unrestricted cash, divided by the sum of (iii) the total value of unencumbered operating real estate assets as determined by indexed broker price opinions and (iv) a portion of the trapped equity value of encumbered operating real estate assets (subject to limitations outlined in the Unsecured Credit Agreement).

Fixed charge coverage ratio represents (i) annualized NOI for operating properties less cash G&A expense for the most recent quarter, divided by (ii) annual run-rate cash interest expense calculated using outstanding indebtedness and cost of debt (in each case, adjusted for the Company's outstanding interest rate swaps) at the end of the most recent quarter.

Unencumbered fixed charge coverage ratio represents (i) annualized NOI for operating properties less cash G&A expense attributable to unencumbered homes for the most recent quarter, divided by (ii) annual run-rate cash interest expense from unsecured debt, calculated using outstanding unsecured indebtedness and cost of unsecured debt (in each case, adjusted for the Company's outstanding interest rate swaps) at the end of the most recent quarter.

The metrics set forth under the "Unsecured Facility Covenant Compliance" heading on Supplemental Schedule 2(b), and described above, are provided only to show the Company's compliance with these covenants. These metrics should not be used for any other purpose, including without limitation to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period. These metrics, or components of these metrics described above, may be defined differently in the Unsecured Credit Agreement than similarly named metrics are defined by the Company in its Earnings Release and Supplemental Information for the purposes of evaluating its financial conditions or results of operations. For a more complete and detailed description of the covenants contained in the Company's Unsecured Credit Agreement, see Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017.

The breach of any of the covenants set forth in the Unsecured Credit Agreement could result in a default of the Company's indebtedness related to its Revolving Facility and Term Loan Facility, which could cause those obligations to become due and payable. The Company's ability to comply with these covenants may be affected by changes in the Company's operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events adversely impacting it. If any of the Company's indebtedness is accelerated, the Company may not be able to repay it. For risks related to failure to comply with covenants, see Part I. Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as such factors may be updated from time to time in our periodic filings with the SEC.

Value Enhancing CapEx
Value enhancing CapEx represents re-investment in stabilized homes, above and beyond general replacements to preserve and maintain the value and functionality of a home, for the purpose of enhancing expected risk-adjusted returns.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 31

Reconciliation of Non-GAAP Measures:

Reconciliation of Total Revenues to Same Store Total Revenues and Same Store Core Revenues, Quarterly
(in thousands) (unaudited)

	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Total revenues (total portfolio)	$449,789	$444,277	$443,326	$441,582	$435,500
Non-Same Store revenues	(28,719)	(29,618)	(32,095)	(33,944)	(35,289)
Same Store revenues	421,070	414,659	411,231	407,638	400,211
Same Store resident recoveries	(18,776)	(17,288)	(17,915)	(16,851)	(15,088)
Same Store Core revenues	$402,294	$397,371	$393,316	$390,787	$385,123

Reconciliation of Property Operating and Maintenance to Same Store Operating Expenses and Same Store Core Operating Expenses, Quarterly
(in thousands) (unaudited)

	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Property operating and maintenance expenses (total portfolio)	$166,916	$167,576	$175,491	$166,574	$160,346
Non-Same Store operating expenses	(12,871)	(14,035)	(15,096)	(16,152)	(16,850)
Same Store operating expenses	154,045	153,541	160,395	150,422	143,496
Same Store resident recoveries	(18,776)	(17,288)	(17,915)	(16,851)	(15,088)
Same Store Core operating expenses	$135,269	$136,253	$142,480	$133,571	$128,408

Reconciliation of Net Income to NOI and Same Store NOI, Quarterly
(in thousands) (unaudited)

	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Net income available to common stockholders	$49,854	$51,903	$33,616	$38,833	$20,716
Net income available to participating securities	102	89	91	109	106
Non-controlling interests	320	562	276	463	347
Interest expense	84,757	88,417	89,067	95,706	93,983
Depreciation and amortization	135,027	133,764	133,315	133,031	133,609
Property management expense	14,372	15,375	16,405	16,021	26,538
General and administrative	14,228	14,561	15,872	15,956	15,160
Impairment and other	3,127	6,940	4,740	1,671	5,392
Gain on sale of property, net of tax	(15,200)	(31,780)	(20,812)	(26,172)	(17,572)
Other, net	(3,714)	(3,130)	(4,735)	(610)	(3,125)
NOI (total portfolio)	282,873	276,701	267,835	275,008	275,154
Non-Same Store NOI	(15,848)	(15,583)	(16,999)	(17,792)	(18,439)
Same Store NOI	$267,025	$261,118	$250,836	$257,216	$256,715

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 32

Reconciliation of Net Income to EBITDA, EBITDAre, and Adjusted EBITDAre
(in thousands, unaudited)

			Trailing Twelve Months (TTM) Ended
	Q1 2020	Q1 2019	March 31, 2020	December 31, 2019
Net income available to common stockholders	$49,854	$20,716	$174,206	$145,068
Net income available to participating securities	102	106	391	395
Non-controlling interests	320	347	1,621	1,648
Interest expense	84,757	93,983	357,947	367,173
Depreciation and amortization	135,027	133,609	535,137	533,719
EBITDA	270,060	248,761	1,069,302	1,048,003
Gain on sale of property, net of tax	(15,200)	(17,572)	(93,964)	(96,336)
Impairment on depreciated real estate investments	2,471	3,253	13,428	14,210
EBITDAre	257,331	234,442	988,766	965,877
Share-based compensation expense	4,101	5,607	16,652	18,158
Merger and transaction-related expenses	—	2,795	1,552	4,347
Severance	—	6,969	1,496	8,465
Casualty losses, net	656	2,139	3,050	4,533
Other, net	(3,714)	(3,125)	(12,189)	(11,600)
Adjusted EBITDAre	$258,374	$248,827	$999,327	$989,780

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 33

Reconciliation of Net Debt / Annualized Adjusted EBITDAre
(in thousands, except for ratio) (unaudited)

As of	As of
March 31, 2020	December 31, 2019
Mortgage loans, net	$6,137,744	$6,238,461
Secured term loan, net	401,033	400,978
Term loan facility, net	1,494,469	1,493,747
Revolving facility	270,000	—
Convertible senior notes, net	335,559	334,299
Total Debt per Balance Sheet	8,638,805	8,467,485
Retained and repurchased certificates	(314,093)	(319,632)
Cash, ex-security deposits (1)	(365,175)	(138,059)
Deferred financing costs, net	29,326	36,685
Unamortized discounts on note payable	11,994	13,342
Net Debt (A)	$8,000,857	$8,059,821

For the Trailing Twelve	For the Trailing Twelve
Months (TTM) Ended	Months (TTM) Ended
March 31, 2020	December 31, 2019
Adjusted EBITDAre (B)	$999,327	$989,780

Net Debt / TTM Adjusted EBITDAre (A / B)	8.0	x	8.1	x

(1)	Represents cash and cash equivalents and the non-security deposit portion of restricted cash.

Components of Noncash Interest Expense
(in thousands) (unaudited)

	Q1 2020	Q1 2019
Amortization of discounts on notes payable	$1,348	$2,364
Amortization of deferred financing costs	7,952	10,150
Change in fair value of interest rate derivatives	13	33
Amortization of swap fair value at designation	1,078	2,318
Total non-cash interest expense	$10,391	$14,865

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2020 Earnings Release and Supplemental Information — page 34